99.2


Deloitte

Deloitte & Touche LLP
750 College Road East
Third Floor
Princeton, NJ 08540
USA
Tel: 1 609 514 3600
www.deloitte.com

INDEPENDENT ACCOUNT'S REPORT

Board of Directors and Stockholders
EMC Mortgage Corporation

We have examined management's assertion that EMC Mortgage Corporation the "Company")(a wholly owned subsidiary of The Bear Stearns Companies
 Inc.) has complied as of December 31,2003 and for the period from December 1,2003 through December 31,2003 with its established minimum servicing standards described in the accompanying Management's
Assertion dated March 30,2004 with respect to the New Century Mortgage Securities, Inc., Asset Backed Pass-Through Certificates, Series 2003-B. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with the attestation standards established by the American Institute of Certified Public Accountants and, accordingly, including examining, on a test basis, evidence about the Company's compliance with its minimum servicing standards and performing such other procedures as we consider necessary in the circumstance. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ending December 31,2003 and for this period from December 1,2003 through December 31,2003 is fairly stated, in all material respects, based on the criteria set forth in the Appendix.


/s/: Deloitte & Touche LLP

March 30,2004








EMC Mortgage Corporation Proven Performance company logo here

MANAGEMENT'S ASSERTION

As of December 31,2003 and for the period from December 1,2003 through December 31,2003, EMC Mortgage Corporation (the "Company")
(a wholly owned subsidiary of The Bear Stearns Companies Inc.) has complied, in all material respects, with the Company's established minimum servicing standards for residential mortgage loans as set fort in Appendix I (the "Standards") with respect to the New Century Mortgage Securities Inc., Asset Backed Pass-Through Certificates, Series 2003-B. The Standards are based on the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.

As of and for this same period, the Company had in effect a fidelity bond in the amount of $100,000,000 and an errors and omissions policy in the amount of $15,000,000.


/s/: Raylene Ruyle
     Raylene Ruyle, President

3/30/04
Date

/s/: Scott D. Samlin
      Scott D. Samlin, Executive Vice President

3/30/04
Date

/s/: Dana Dillard
     Dana Dillard, Senior Vice President

3/30/04
Date

Two MacArthur Ridge 909 Hidden Ridge Road, Suite 200 Irving, Texas 75038 Mailing Address: P.O Box 141358, Irving, Texas 75014-1358


















APPENDIX

MIMIMUM SERVICING STANDARDS
AS SET FORTH IN THE MORTGAGE BANKERS ASSOCIATION OF AMERICA'S
UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS

I. Custodial Bank accounts

1. Reconciliations shall be prepared on monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

      Be mathematically accurate;

      Be prepared within forty-five (45) calendar days after the cutoff; Be review and approved by some one other than the person who prepared the reconciliation; and

      Document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2. Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.

3. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

4. Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II. Mortgage Payments

1. Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt

2. Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

3. Mortgage payments shall be allocated to principal, interest, taxes or other escrow items in accordance with the mortgagor's loan documents.

4. Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.


III. DISBURSEMENTS

1. Disbursements made via wire transfer on behalf of a mortgagor investor shall be made only by authorized personnel.

2. Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

3. Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively. provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

4. Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

5. Amounts remitted to investors per the servicer's investor reports shall agree with canceled checks, or other form of payment, or custodial bank statements.

6. Unused checks shall be safeguard so as to prevent unauthorized access.

IV. INVESTOR ACCOUNTING AND REPORTING

1. The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.   MORTGAGOR LOAN ACCOUNTING

1. The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

2. Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider

3. Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

4. Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws.

V. DELINQUENCIES

1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

VI. INSURANCE POLICIES

1. A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.







EMC Mortgage Corporation Proven Performance company logo here

MANAGEMENT'S ASSERTION

As of and for the year ended November 30,2003, EMC Mortgage Corporation
(the "Company") (a wholly owned subsidiary of The Bear Stearns Companies Inc.) has complied, in all material respects, with the Company's established minimum servicing standards for residential mortgage loans as set fort in Appendix I (the "Standards"). The Standards are based on the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.

In two of the 22 custodial bank accounts selected for testing, the reconciliations included three items totaling approximately $258,000 that were older than 90 days.

The Company had in effect a fidelity bond in the amount of $200,000,000 and $100,000,000 for the periods from December 1, 2002 to September 29,2003 and from September 30,2003 to November 30,2003, respectively. The Company had in effect an errors and omissions policy in the amount of &10,000,000 and 15,000,000 for the periods from December 1, 2002 to February 24,2003 and from February 25, 2003 to November 30,2003, respectively.


/s/: Raylene Ruyle
     Raylene Ruyle, President

2-13/04
Date

/s/: Scott D. Samlin
      Scott D. Samlin, Executive Vice President

2-13/04
Date

/s/: Dana Dillard
     Dana Dillard, Senior Vice President

2-13/04
Date

Two MacArthur Ridge 909 Hidden Ridge Road, Suite 200 Irving, Texas 75038 Mailing Address: P.O Box 141358, Irving, Texas 75014-1358